EXHIBIT 99.1

TEMPUR-PEDIC COMMENTS ON CHALLENGING ECONOMIC ENVIRONMENT AND FIRST

QUARTER OUTLOOK

LEXINGTON, KY, March 17, 2008 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today commented on a challenging economic environment and provided a first quarter financial outlook.

The Company noted that first quarter sales to date in the U.S. have been significantly below the Company’s plan as a result of economic factors affecting consumer spending. While the first quarter is not yet complete, the Company currently expects total net sales for the first quarter of 2008 will result in a high single digit percentage decrease compared to the prior year. The Company currently expects domestic net sales for the first quarter will result in a percentage decrease in the high teens and international net sales for the first quarter will result in a high single digit percentage increase compared to the prior year.

The Company’s first quarter operating expense structure was planned and incurred to support a higher sales level. In addition, sales through the U.S. direct channel, the Company’s highest margin channel, have been much weaker than planned, which along with other factors will result in a gross margin rate considerably lower than previously anticipated. Therefore, the Company currently expects first quarter earnings per share to be approximately half the amount for the first quarter of 2007.

President & CEO H. Thomas Bryant commented, “Based on recent industry data and feedback from retailers, we believe the U.S. mattress industry is experiencing an unprecedented slowdown. Our operating expenses and advertising plans anticipated a stronger retail environment. However, we have reviewed our cost structure and are taking actions to reduce expenses while remaining committed to our business model and focus on premium products.”

The Company noted that it has limited visibility on the overall impact and anticipated duration of recent economic trends. The Company currently expects to amend financial guidance when it reports first quarter results in April, and its previously announced financial guidance for full year 2008 should no longer be relied upon.

The Company currently anticipates its first quarter net debt position will be lower as compared to year-end 2007.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the Company’s expectations regarding net sales, earnings per share and gross margin, the Company’s plans to reduce expenses, and the Company’s expectations regarding its net debt position at the end of the first quarter and the Company’s plan to amend guidance in April, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-

looking statements. These risk factors include general economic and industry conditions, particularly in the retail sector, as well as consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; the Company’s ability to reduce its cost structure to better match its ongoing level of sales; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium sleep, the fastest growing segment of the estimated $13 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:

800-805-3635